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                                                                    EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                          THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             SEPTEMBER 30                  SEPTEMBER 30
                                                       -------------------------     -------------------------
                                                          1996           1995           1996           1995
                                                       ----------     ----------     ----------     ----------
EARNINGS:

Income before income taxes                             $    410.6     $    367.1     $    829.5     $    537.7
Less:  Income from less than 50%
   owned investees                                            4.5            1.8           15.1            3.7
Add:
   Rent expense representative of interest         (1)       48.7           49.5          142.4          145.5
   Interest expense net of capitalized interest              62.8           95.2          190.5          292.0
   Interest of mandatorily redeemable
   preferred security holder                                  6.7             --           20.6             --
   Amortization of debt discount and expense                  3.2            3.3            9.7            9.8
   Amortization of interest capitalized                       0.7            0.8            2.0            3.0
                                                       ----------     ----------     ----------     ----------

   ADJUSTED EARNINGS                                   $    528.2     $    514.1     $  1,179.6     $    984.3
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

FIXED CHARGES:

Rent expense representative of interest            (1)    $  48.7        $  49.5       $  142.4       $  145.5
Interest expense net of capitalized interest                 62.8           95.2          190.5          292.0
Interest of mandatorily redeemable
   preferred security holder                                  6.7             --           20.6             --
Amortization of debt discount and expense                     3.2            3.3            9.7            9.8
Capitalized interest                                          1.5            4.1            5.1           10.2
                                                       ----------     ----------     ----------     ----------

   FIXED CHARGES                                       $    122.9     $    152.1     $    368.3     $    457.5
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

RATIO OF EARNINGS TO FIXED CHARGES                           4.30           3.38           3.20           2.15
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------
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(1)  Calculated as one-third of rentals, which is considered representative of the interest factor.